Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                     TIFFANY REPORTS THIRD QUARTER RESULTS;
                     --------------------------------------
                    COMPARABLE U.S. STORE SALES INCREASE 16%;
                    -----------------------------------------
                      COMPANY UPDATES ITS BUSINESS OUTLOOK
                      ------------------------------------

NEW YORK, November 13, 2003 - Tiffany & Co. (NYSE-TIF) today reported 18% growth in its worldwide net sales in the third quarter ended October 31, 2003. Net earnings were 20% lower than the prior year, due to a prior-year tax benefit.

In the third quarter, net sales rose 18% to $430,123,000, versus $366,033,000 in the prior year, due to geographically broad-based sales growth in most of Tiffany's domestic and international markets. Worldwide, on a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales increased 15% and comparable store sales rose 10%.

Net earnings in the third quarter declined 20% to $28,031,000, or 19 cents per diluted share, compared with $35,184,000, or 24 cents per diluted share, in 2002. The decline in net earnings resulted from a non-recurring tax benefit of $8,015,000, or 5 cents per diluted share, in the third quarter of 2002 (see "Other Financial Highlights").

For the nine-month period (year-to-date) ended October 31, 2003, net sales increased 17% to $1,268,457,000, versus $1,087,589,000. On a constant-exchange-rate basis, net sales rose 14% and comparable worldwide store sales rose 6%. Net earnings increased 4% to $105,041,000, or 71 cents per diluted share, compared with $100,607,000, or 68 cents per diluted share.

Michael J. Kowalski, chairman and chief executive officer, said, "We are delighted with the dramatically improving sales trends we've seen in the U.S. this year, characterized by extraordinary growth in diamond jewelry sales, as

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well as strength in a number of international  markets.  And we are excited with the continued exceptional results in our e-commerce business. However, our business in Japan has performed below our expectations, largely due to
especially   weak  sales  of  silver   jewelry,   although  we  believe  product
introductions will contribute to improved trends."

Sales performance in Tiffany's four channels of distribution was as follows:
----------------------------------------------------------------------------

     o U.S. Retail sales in the third quarter rose 20% to $202,844,000 and year-to-date sales rose 13% to $589,466,000. On a comparable store basis, sales in the quarter rose 16% (up 16% in branch stores and 15% in Tiffany's New York flagship store) and in the year-to-date rose 9% (up 10% in branch stores and 4% in the flagship store). Comparable store sales growth in the quarter and year-to-date was generated by an increased average transaction amount and an increased number of transactions. Year-to-date, the Company has opened a new store in Coral Gables, Florida and new stores in Walnut Creek and Palm Desert, California, and converted a wholesale-trade location in Guam to a company-operated TIFFANY & CO. store.

     o International Retail sales increased 11% to $173,533,000 in the third quarter and 12% to $508,044,000 in the year-to-date. On a constant-exchange-rate basis, total International Retail sales increased 5% in the third quarter and 6% in the year-to-date; on that basis, comparable retail store sales in Japan declined 3% and 1% (total retail sales in Japan increased fractionally and 3%), in other Asia-Pacific markets rose 25% and 10% and in Europe rose 10% and 11%. Year-to-date, the Company has opened two department store retail locations and relocated an older one in Japan, and opened retail locations in Korea, Mexico and Brazil. In the fourth quarter, the Company expects to open an additional retail location in Japan.

     o Direct Marketing sales in the third quarter rose 5% to $39,311,000 and year-to-date sales rose 10% to $120,537,000. Combined Internet/catalog sales increased 23% in the quarter and 22% in the year-to-date due to continued strength in e-commerce sales. Business sales declined 19% in the quarter and 6% in the year-to-date, reflecting the Company's previously-announced decision to leave the market for employee service

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

          award programs. The Company will continue to offer a range of business gifts, event-related trophies and other awards.

     o Specialty Retail sales were $14,435,000 in the third quarter and $50,410,000 in the year-to-date. In both the prior year's quarter and year-to-date, sales were $3,921,000, which is not fully comparative due to the consolidated net sales of Little Switzerland, Inc. which the Company acquired in October 2002.

Other Financial Highlights:
---------------------------

     o Gross margin (gross profit as a percentage of net sales) was 55.3% in the third quarter versus 59.0% a year ago. The decline was due to: the consolidation of Little Switzerland, Inc.; the opening of an additional distribution center during the third quarter; changes in sales mix toward higher-priced, lower-margin diamond jewelry as the retail selling environment improved; and a LIFO inventory charge of $3,500,000 in the third quarter versus a LIFO inventory credit of $500,000 a year ago primarily due to higher precious metal costs. In the year-to-date, gross margin was 56.9% versus 59.0% a year ago.

     o The expense ratio (selling, general and administrative expenses as a percentage of net sales) of 43.8% in the quarter and 43.0% in the year-to-date was lower than the prior year due to favorable leverage on fixed costs from the sales growth.

     o The non-recurring tax benefit recorded in the third quarter of 2002 involved the recognition of the cumulative U.S. tax benefit provided by the Extraterritorial Income Exclusion Act.

     o The Company's financial position remains strong. Net-debt leverage was 23% at October 31, 2003, compared with 22% a year ago. In 2003's second quarter, the Company's Japanese subsidiary purchased the land and building housing its flagship store in Tokyo's famous Ginza shopping district. The purchase price was approximately $140 million plus transaction fees. The Company completed a long-term financing of that purchase in the third quarter.

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

     o Net inventories at October 31, 2003 were 15% higher than a year ago. Approximately one-third of the increase was due to the translation effect from a weaker U.S. dollar, with the remainder due to expanded manufacturing operations, the opening of new stores and the introduction of new products.

     o The Company did not repurchase any shares of its Common Stock in the third quarter and $16.5 million remains available for repurchases under a Board-authorized plan which expires this month.

Outlook
-------

Mr. Kowalski added, "Tiffany's overall success so far this year, complemented by generally improving external conditions, lead us to believe that we can achieve earnings of $1.35 - $1.40 per diluted share for fiscal 2003, versus our previous expectation of $1.33-$1.38."

Specific expectations for the fourth quarter include:
     o    a   low-double-digit   percentage   increase  in  net  sales  (assumes
          comparable store sales increasing by low-double-digits in the U.S. and low-single-digits in Japan);
     o    a  slight  year-over-year  decline  in  gross  margin;
     o    a  mid-teens   percentage  increase  in  SG&A,  which  reflects  store
          openings,   business   development,   advertising,   depreciation  and
          insurance;
     o    "other expenses, net" of approximately $4-5 million;
     o    an  effective  tax rate of  approximately  37%;  and
     o    net earnings of 64-69 cents per diluted share.

Mr. Kowalski added, "Tiffany will continue its pursuit of healthy and sustainable organic growth through new store openings, product introductions and enhanced customer awareness of high-quality, emotionally resonant products to celebrate life's important occasions. Similarly, we will also pursue further development of our Specialty Retail channel. In fact, we plan to launch a new non-TIFFANY & CO. retail concept in 2004, which will capitalize on the underserved and competitively fragmented market for pearl jewelry. Looking to the future, the entire Tiffany organization is very well-positioned to create additional and lasting shareholder value," he concluded.

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

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now operated or to be
operated  under  non-TIFFANY  &  CO.  trademarks  or  trade  names.   Additional
information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

The Company anticipates reporting its holiday sales results on January 8, 2004 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.


                                      # # #



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
                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                Three months                            Nine months
                                                              ended October 31,                     ended October 31,
                                                   -----------------------------------   --------------------------------------
                                                              2003              2002                2003               2002
                                                       -------------     -------------       ---------------    ---------------
Net sales                                           $       430,123  $        366,033     $       1,268,457  $       1,087,589

Cost of sales                                               192,402           150,220               546,120            445,554
                                                       -------------     -------------       ---------------    ---------------

Gross profit                                                237,721           215,813               722,337            642,035

Selling, general and administrative expenses                188,506           165,900               545,700            474,478
                                                       -------------     -------------       ---------------    ---------------

Earnings from operations                                     49,215            49,913               176,637            167,557

Other expenses,  net                                          4,933             5,446                10,696             14,052
                                                       -------------     -------------       ---------------    ---------------

Earnings before income taxes                                 44,282            44,467               165,941            153,505

Provision for income taxes                                   16,251             9,283                60,900             52,898
                                                       -------------     -------------       ---------------    ---------------

Net earnings                                        $        28,031  $         35,184     $         105,041  $         100,607
                                                       =============     =============       ===============    ===============


Net earnings per share:

  Basic                                             $          0.19  $           0.24     $            0.72  $            0.69
                                                       =============     =============       ===============    ===============

  Diluted                                           $          0.19  $           0.24     $            0.71  $            0.68
                                                       =============     =============       ===============    ===============


Weighted average number of common shares:

  Basic                                                     146,047           145,137               145,412            145,450
  Diluted                                                   149,079           148,066               148,024            149,046


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
                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                         October 31,           January 31,            October 31,
                                                                2003                  2003                   2002
                                                     ------------------    ------------------    ------------------
ASSETS

Current assets:
Cash and cash equivalents                             $        152,724      $        156,197      $         90,646
Accounts receivable, net                                       115,411               113,061                96,112
Inventories, net                                               897,482               732,088               777,932
Deferred income taxes                                           44,503                44,380                48,660
Prepaid expenses and other current assets                       43,840                24,662                39,519
                                                         --------------        --------------        --------------

Total current assets                                         1,253,960             1,070,388             1,052,869

Property, plant and equipment, net                             877,205               677,630               650,499
Deferred income taxes                                            1,967                 6,595                 6,377
Other assets, net                                              158,854               168,973               159,177
                                                         --------------        --------------        --------------

                                                      $      2,291,986      $      1,923,586      $      1,868,922
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                 $        128,202      $         52,552      $         58,268
Current portion of long-term debt                               50,573                     -                51,500
Accounts payable and accrued liabilities                       199,756               163,338               182,123
Income taxes payable                                               952                41,297                   485
Merchandise and other customer credits                          44,867                42,720                39,520
                                                         --------------        --------------        --------------

Total current liabilities                                      424,350               299,907               331,896

Long-term debt                                                 386,677               297,107               295,947
Postretirement/employment benefit obligations                   36,803                33,117                33,999
Other long-term liabilities                                     97,508                85,406                81,905
Stockholders' equity                                         1,346,648             1,208,049             1,125,175
                                                         --------------        --------------        --------------

                                                      $      2,291,986      $      1,923,586      $      1,868,922
                                                         ==============        ==============        ==============



Certain reclassifications were made to the prior period's condensed consolidated balance sheet.



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